EXHIBIT 99.1

tegocyber.com

PRESS RELEASE

Tego-Cyber-Inc-Engages-Chief-Revenue-Officer-Service-Provider-SecureX-to-Drive-Revenue-Growth

LAS VEGAS, NV, JUNE 7, 2023/ACCESSWIRE/ -- Tego Cyber Inc. (OTCQB:TGCB), a cybersecurity company focused on developing innovative cyber threat intelligence and autonomous correlation and hunting tools, today announced it has entered into an Agent Sales & Marketing Agreement (the “Agreement”) with SecureX LLC to provide Chief Revenue Officer (CRO) services for the Company. SecureX principal Kirk Horton will act as the primary consulting CRO for the Company.

SecureX offers an outsourced Chief Revenue Officer-as-a-Service model for organizations that need sales and channel programs built from scratch, for organizations that are looking to augment or expand their existing marketing programs, and for organizations that need to optimize their current sales and marketing programs to grow revenue.

“We are excited to have SecureX take on the CRO duties for Tego Cyber,” stated Shannon Wilkinson, President & CEO of Tego Cyber Inc. “The team at SecureX will utilize and leverage our marketing efforts to date and we are confident that they will be successful in achieving set revenue targets,” continued Mrs. Wilkinson.

Kirk Horton will be appointed to the role of consulting CRO for Tego Cyber. Kirk is a results-driven executive leader with over 25 years of experience in sales, channels, business development, alliance development and marketing in the information technology, data center, cloud services, managed services, network services, security services, content and media services industries. He has held executive leadership positions at companies such as Nautilus Data Technologies, Digital Realty Trust/Telx, IPR International, QTS Realty Trust, Akamai, Cable & Wireless/Digital Island, Sandpiper Networks and ETI. Kirk has a history of successful program development, overachieving and driving revenue attainment and taking companies to the next level due to his unique blend of strategic vision, communication, energy, and a building a culture of teamwork.

"I am very excited to join Tego Cyber at this pivotal time in the company’s journey,” said Kirk Horton. “Autonomous threat correlation has never been more critical as the number of attacks continue to grow as well as the complexity of threats organizations face. I believe that Tego is uniquely positioned to be a force-multiplier for stretched thin security operations teams and provide tremendous value in reducing mean time to detection and remediation for organizations.”

About SecureX LLC

SecureX has over 25 years of experience in building direct and indirect sales organizations and our team has built and expanded world class channel programs with industry recognized brands. We have relationships with all the major partner entities in the industry. These relationships are what sets SecureX apart and gives us the ability to introduce these relationships to your organization. For more information, visit https://securexnow.com

About Tego Cyber Inc.

Tego Cyber Inc. (OTCQB: TGCB) was founded to mitigate the disparity in the rapidly evolving cyber threat hunting, correlation, and threat intelligence market. The Company is focused on developing solutions for threat intelligence and autonomous threat hunting/correlation. Tego’s curated threat intelligence feed not only contains a comprehensive list of indicators of compromise, but also provides additional context including specific details needed to counteract threats so that security teams can spend less time searching for disjointed indicators of compromise. Tego’s threat correlation engine integrates with top security and datalake platforms to proactively identify threats. The Tego threat correlation engine allows security teams to find threats faster using curated data feeds, powerful and low latency searches across large disparate data sets, and user-friendly visualizations that help reduce the time to detection and response.  For more information, please visit https://tegocyber.com.

Tego Cyber Inc. 8565 South Eastern Avenue, Suite 150 Las Vegas, Nevada, USA   89123

T: 855.939.0100   E: info@tegocyber.com

1

tegocyber.com

Forward-Looking Statements

The statements contained in this press release, those which are not purely historical or which depend upon future events, may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements regarding the Company's expectations, hopes, beliefs, intentions or strategies regarding the future constitute forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements because of various factors. All forward-looking statements included in this press release are based on information available to the Company on the date hereof and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also consult the risks factors described from time to time in the Company's Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders.

Tego Contact:

Tego Cyber Inc.

8565 S Eastern Avenue, Suite 150

Las Vegas, Nevada 89123

USA

Tel: 855-939-0100 (North America)

Tel: +1 725-726-7840 (International)

Email: info@tegocyber.com

Web: https://tegocyber.com

Facebook: facebook.com/tegocyber

LinkedIn: linkedin.com/company/tegocyber

Twitter: twitter.com/tegocyber

Tego Cyber Inc. 8565 South Eastern Avenue, Suite 150 Las Vegas, Nevada, USA   89123

T: 855.939.0100   E: info@tegocyber.com

2